Exhibit 99.3

apei AMERICAN PUBLIC EDUCATION, INC. NOVEMBER 2020 TICKER: APEI EXCHANGE: NASDAQ HEROI Providing a Higher Education Return on Investment (HEROI) to Learners of All Backgrounds A leading provider of higher education for adult learners, American Public Education Inc. (APEI) offers affordable, accessible, relevant and quality academic programs and services to students, universities and partner organizations through its wholly owned subsidiaries American Public University System (APUS) and National Education Seminars Inc., which we refer to as Hondros College of Nursing (HCN). On October 28, 2020, APEI announced transformational deal to acquire Rasmussen University, the nation’s largest educator of ADN nurses.1 APEI will become #1 educator of pre-licensure nurses (ADN/RN and PN/LPN), serving over 10,000 nursing students 97% APUS ALUMNI SURVEYED Respondents indicated that APUS programs met their overall expectations.2 110K+ APUS ALUMNI 6K+ HCN ALUMNI 45+ HCN RELATIONSHIPS with healthcare employers 30% OF APUS STUDENTS returned for a second degree3 Revenue (in thousands) 2016 $313,139 2017 $299,248 2018 $297,687 2019 $286,270 Net Income Attributable to Common Stockholders (in thousands) 2016 $32,414 2017 $24,155 2018 $21,121 2019 $25,639 Total Assets (in thousands) 2016 $315,620 2017 $399,038 2018 $370,958 2019 $359,395 Net Cash Provided by Operating Activities (in thousands) 2016 $56,014 2017 $47,938 2018 $44,179 2019 $38,370 Chris Symanoskie, IRC, Vice President, Investor Relations 703-334-3880 or csymanoskie@apei.com NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in APEI’s filings with the U.S. Securities and Exchange Commission, www.sec.gov. 1. Integrated Postsecondary Education Data System and APEI analysis. 2. APUS, 2017 End of Program Survey 3. APUS undergraduate students who completed an associate or bachelor’s degree in 2019.

American Public University System[1]

An online institution of higher learning serving the needs of military, public service and civilian communities through American Military University (AMU) and American Public University (APU).

AMU APU

At-A-Glance[5]

- 88% of Students Are Working Adults
- Avg. Age of Students: 32 years
- Avg. Undergraduate Class Size: 19 students
- Avg. Graduate Class Size: 10 students
- Gender Diversity: 61% male / 34% female / 5% unreported
- Over 220 Degree and Certificate Programs
- 1,800 Faculty Members
- 117,000 conferred degrees and certificates

Return on Investment for Learners

APUS programs rank #93 nationally, or in the top 2%, for return on student investment.[6]

72% of AMU and APU alumni have graduated with no APUS-incurred student loan debt.[3]

Student Satisfaction

50% of APUS students were referred by others[7]



Enrollment and Registrations[1]

For the three months ended September 30,	2020	2019	% Change
Net Course Registrations by New Students	13,500	10,800	25%
Net Course Registrations	90,300	76,700	18%
For the nine months ended September 30,			
Net Course Registrations by New Students	35,800	30,300	18%
Net Course Registrations	264,700	236,900	12%
As of September 30,	**2020**	**2019**	**% Change**
APUS Student Enrollment[2]	86,300	80,700	7%

Registrations by Primary Funding Source

For the three months ended June 30, 2020


VA
22%
TA
41%
FSA
22%
15%
Other

Enrollment by Degree Level[5]


Master's
16%
Bachelor's
Associate's
17%
58%
9%
All Others

Enrollment by School[5]


Health Science
Security & Global Sudies
Science, Technology, Engineering & Math
13%
23%
16%
2%
24%
22%
Education
Business
Arts & Humanities

1. *APUS Net Course Registrations* represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2. *APUS Student Enrollment* represents the number of unique active students, including those who are currently on an approved leave of absence, who are currently in class or have completed a course within the past 12 months. Excludes students in doctoral programs.
3. Includes alumni who graduated with an Associate's, Bachelor's or Master's degree from APUS as of December 31, 2019. Student loan debt is defined as student loans and private education loans and considers tuition, fees, living expenses, and book costs associated with courses taken at APUS.
4. *HCN Student Enrollment* represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.
5. As of September 30, 2020
6. Georgetown University Center on Education and Workforce, A First Try at ROI: Ranking 4,500 Colleges, 2019
7. Students starting in 2020

Hondros College of Nursing

Serving the needs of nurses and the healthcare community online and through campus locations in Cincinnati, Cleveland, Columbus, Dayton, Toledo, and Indianapolis.

HONDROS COLLEGE OF NURSING

Student Enrollment[1]

For the three months ended September 30,	2020	2019	% Change
New Student Enrollment	649	345	88%
Total Student Enrollment	1,950	1,410	38%

Approximate Cost (Tuition & Fees) of Degree Completion		
Practical Nursing	$19,700	
Associate Degree in Nursing	$28,500	Alumni tuition is $24,522[2]

Enrollment by Program[3]

For the full year ended June 30, 2020.


Associate's Degree in Nursing
45%
55%
Licensed Practical Nurse

At-A-Glance[3]

- Avg. Age of Students: 30 years
- Gender Ratio: 93% female / 7% male
- Avg. Class Size: 15 students

Graduates[3]

- 6,000+ alumni



Transformational Acquisition of Rasmussen University*

With the pending transaction scheduled to close in the middle of the third quarter of 2021, APEI will become the largest educator of ADN nurses, serving over 10,000 students. Rasmussen University offers degree programs to adult learners through 24 campuses in six states. The addition of Rasmussen is expected to double APEI's revenue to nearly $600 million.[4]

1. *HCN Student Enrollment* represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.
2. Tuition for alumni of HCN's Practical Nursing program is $23,790.
3. For the twelve months ended June 30 2020.
4. On an annual pro forma basis, assuming the transaction had closed as of January 1, 2021.